EXHIBIT 10.22

BUYING AGENCY AGREEMENT

    This Agreement is entered into this 30th day of November, 2001 between NINE WEST GROUP INC., (hereinafter referred to as "Principal"), a corporation organized under the laws of the State of Delaware, United States of America, having its principal place of business located at 1129 Westchester Avenue, White Plains, New York, U.S.A. 10604-3529, and BENTLEY HSTE FAR EAST SERVICES, LIMITED. (hereinafter referred to as "Agent"), a Corporation having its principal place of business located at 38 Esplanade, St. Helier. Jersey, Channel Islands J34 8QL

    WHEREAS, Principal is engaged in the purchase and importation into the United States, the United Kingdom and Canada of leather footwear (the "Products") which is manufactured in Brazil and other countries in South America (the "Territory") for sale in the United States, the United Kingdom and Canada; and

    WHEREAS, Principal acts as buying agent for its Private Label Customers (the "Customers"); and

    WHEREAS, Agent wishes to act as a representative in the Territory for interested parties in the United States, and Canada; and

    WHEREAS, the parties hereto are desirous of entering into a written agreement which incorporates all understandings with regard to the agency relationship between the parties;

    NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION I.  AGENCY RELATIONSHIP

    1.1.    Creation of the Agency. Principal hereby appoints Agent, and Agent hereby agrees: (i) to act as a non-exclusive buying agent for Principal in connection with Principal's purchases of the Products from various manufacturers in the Territory; and (ii) to provide services to Principal in connection with Principal's activities for Customers.

    1.2.    Services to be Provided. Agent agrees to provide assistance to Principal by contractually employing the services of qualified personnel in the form of business entities, corporations, partnerships and/or individuals, and by providing office and work facilities and all other incidents necessary, in order to perform the following services on behalf of Principal:

(a)	Agent shall assist Principal in locating sources for the manufacture of the Products, obtaining models, prototypes and samples (preliminary and manufacturing) from manufacturers or sellers in the Territory;

(b)	Agent shall use its best efforts to ensure that all factories manufacturing for, and/or conducting business with, Principal have acknowledged, signed and remain in full compliance with the Jones Apparel Group Standards for Contractors and Suppliers as updated from time to time (copy of current version attached as Exhibit A); and, notify Nine West Group of any violations or problems noted;

(c)	Agent shall assist in the negotiation of the most favorable prices for the Principal and its Customers. In this regard, Agent shall visit manufacturers or sellers designated by Principal, obtain samples of merchandise, and submit samples to Principal quoting prices at which the merchandise can be purchased;

(d)	Agent shall familiarize itself with Principal's needs and survey the potential markets to obtain the best available merchandise. Agent will advise Principal of new developments in the Territory which may be of interest to Principal and Customers;

(e)	Agent shall place orders with manufacturers or sellers on behalf of Principal and Customers. Agent shall act only upon the explicit and specific instructions of Principal and, in no case, shall Agent act without such explicit instructions;

(f)	Agent shall quote "f.o.b. Country of Origin" prices. Agent shall arrange for payment terms to the manufacturers or sellers pursuant to the explicit instructions of Principal;

(g)	Agent shall facilitate the preparation and acquisition of documentation necessary for the importation of the Products into the United States, the United Kingdom and Canada;
(h)	Agent shall visit manufacturers and/or sellers with whom the orders are placed in order to inspect the quality of the merchandise shipped for the account of Principal and its Customers. At the request of Principal, Agent shall provide periodic production progress reports to Principal. In the event that such merchandise does not conform to quality specifications, or any other requirement of the purchase order, Agent shall immediately notify Principal;

(i)	Agent shall use its best efforts to ensure that no manufacturer and/or seller with whom it places orders on behalf of Principal produces or sells goods which infringe or potentially infringe any trademark, service mark, patent, copyright or other proprietary right of the Principal. The Agent shall maintain records accounting for labels, trims, packing materials, hangtags, etc. bearing the Principal's trademarks, service marks, patents, etc. which have been supplied to the manufacturers and/or sellers and shall use its best efforts to ensure that the manufacturers and/or sellers do not misappropriate such labels, trim, etc., or merchandise bearing any such labels, trim packing materials, hangtags, etc.;

(j)	Agent shall assist Principal and Customers in the return of any merchandise deemed to be defective. In addition, Agent shall assist in the recovery of any monies due to Principal or its Customers from the manufacturer or seller as a result of defective merchandise, shortages, etc. Such action will be taken only after consultation with Principal;

(k)	Agent shall provide manufacturer's or seller's invoices to Principal and Customers for each shipment handled by Agent;
(l)	Agent shall never act as a seller in any transaction involving Principal;
(m)	At the request of Principal, Agent shall maintain inventory records to keep track of any material or finished products which are in Agent's possession for the account of Principal and Customers and shall provide Principal with a monthly stock inventory report;
(n)	At the request of Principal, Agent shall arrange for consolidation of shipments and, at the direction of Principal, arrange for all inland freight, hauling, lighterage, insurance and/or storage. Moreover, Agent shall facilitate the acquisition of the documentation necessary for importation of Product into the United States, the United Kingdom and Canada;

(o)	Agent shall instruct manufacturers and/or sellers to prepare commercial invoices which properly describe the Product and materials from which it is made in English, list the price to be paid in U.S. currency; and meet all requirements of the United States Customs Laws and Regulations;

(p)	Agent shall provide inspection certificates for each shipment as required by Principal;
(q)	In the event merchandise is refused by Principal or any Customer or not shipped, Agent shall endeavor to prevent the manufacturer or seller from disposing of such merchandise without the removal of all labels, brand names or markings identifying Principal or such Customer;

(r)	Agent shall use its best efforts to ensure that Principal's and Customer's designs, styles, models, prototypes, approved sample, and specifications are observed in the manufacture of the Products;
(s)	Agent shall use its best efforts to ensure timely delivery of the Products;
(t)	Agent shall assist Principal in selectively distributing information among manufacturers or sellers in such manner as to ensure that no one manufacturer or seller is in a position to produce a full line of Products;

(u)	Agent shall assist in the choice of the manufacturers or sellers most qualified for the carrying out of each order, it being understood that in the placing of substantial orders, preference is to be given to manufacturers and sellers affording exclusivity of exports to Principal as to the United States, United Kingdom and Canada;

(v)	Agent shall keep a file of all styles produced;
(w)	Agent shall maintain records which include the following:

- A listing of the styles, designs, models and prototypes provided to each manufacturer. - A listing of samples. - A listing of Products ordered from each manufacturer. and
(x)	Agent shall arrange for office space in Campo Bom, Rio Grande do Sul, Brazil for use by visiting personnel of Principal who require same in connection with their responsibilities in dealing with local manufacturing facilities.

    1.3.    Limitations. Unless specifically authorized in writing by Principal, Agent shall not:

(a)	act in the name of Principal with third parties;
(b)	share any commission in any manner directly or indirectly with any manufacturer or seller with which Agent deals on behalf of Principal and Customers;
(c)	accept any payment, rebate, or other form of remuneration from any manufacturer or seller with which Agent deals on behalf of Principal and Customers;
(d)	give any release to any manufacturer or seller for any failure to deliver purchased goods, or for failure to deliver goods of the quantity and quality required, or for any other failure on the part of a manufacturer or seller, unless instructed by Principal;

(e)	for its own account, sell raw materials to any manufacturer or seller supplying merchandise purchased pursuant to this Agreement; or
(f)	assign its rights or delegate the performance of any of its duties under this Agreement.

    1.4.    Related Parties. Principal acknowledges Agent's relationship to Sunley Fashions SA, but Agent represents that it will not share its commissions with, or solicit or accept remuneration from Sunley Fashions SA in connection with the subject transactions.

    Agent further represents that its relationship with Sunley Fashions SA shall not interfere with Agent's obligation to operate under the specific direction and control, and in the best interests, of the Principal in all matters relating to this Agreement.

    1.5.    No Minimum or Maximum Purchase Restrictions. There shall be no minimum purchase obligations imposed upon Principal and Customers and no limits on the size of orders. Agent shall fulfill orders of any size coming from Principal to the best of Agent's ability.

SECTION II.  PAYMENT FOR FEES AND PURCHASES

    2.1.    Fees. In consideration of the services performed under this Agreement, Principal agrees to pay Agent a fee equal to a percentage of the f.o.b. price of the merchandise, including the value of any "assists" supplied by the Purchaser, which is ordered and shipped to Principal. The specific percentage rate for the commission applicable to a particular shipment is dependent upon the factory utilized by Principal and will be that rate specified in the factory list annexed to this Agreement as Exhibit B.

    As additional factories may be utilized subsequent to the execution of this Agreement, Principal agrees to pay Agent a fee equal to a percentage of the f.o.b. price of the merchandise shipped to Principal from such factories based upon the rate set forth in an addendum to this Agreement which must be in writing and signed by both Principal and Agent in the form set forth in Exhibit C to this Agreement.

    In the event that Principal and Agent agree to change a specific commission percentage rate applicable to a factory listed in Exhibit B or in any addendum to this Agreement, the revised rate may be effected by an addendum which must be in writing and signed in the form set forth in Exhibit C.

    Principal shall pay the percentage fee within twenty (20) days from the date of the invoice for such commissions. The invoice for the commissions payable to Agent shall be issued by Agent on a shipment-by-shipment basis or on a periodic basis incorporating multiple shipments at Agent's discretion. The invoice shall specify the factory name, the Nine West Group Inc. division/line, description of merchandise, f.o.b. prices of the merchandise, total f.o.b. value of the merchandise, commission rate, and commission payable. Agent shall attempt to issue its commission invoice in a timely fashion so that Principal may reasonably verify the information presented on such invoice.

    Where merchandise is determined to be defective by Principal, no commissions will accrue and any commissions paid relating to that merchandise shall be refunded by the Agent.

    2.2.    Purchases. Principal and Customers shall make payment for the cost of the merchandise purchased to this Agreement directly to the manufacturer(s) or seller(s) based upon the f.o.b. prices set forth on the seller's commercial invoice.

    2.3    Samples. In the event that Agent provides samples to Principal or any Customer, Principal shall pay Agent for the cost of samples pursuant to separate invoices and based upon price and payment terms agreed to by the parties at the time of such sample purchases. The commercial invoices used to import and make entry of sample shipments must reflect the total agreed-upon price for the samples and no additional subsequent payments shall be made by Principal for such samples.

    2.4.    Fees Retained by Agent. None of the sums set forth above for the Agent's compensation or reimbursement shall be paid, directly or indirectly, to the manufacturer/seller or inure to the benefit of the manufacturer/seller in any way. Furthermore, the Agent, its officers, directors shareholders, and/or employees shall not solicit or accept any payment, rebate or other form of compensation or remuneration from any manufacturer/ seller in transactions involving the Principal.

    2.5.    Agent's Costs. Agent shall pay all costs of conducting its agency and all taxes, including assessments which may be made against the salary or wages of those directly or indirectly employed by Agent.

    2.6    Other Costs. Principal shall reimburse Agent for all expenses incurred on Principal's behalf for the cost of merchandise, inland freight, hauling, lighterage, etc. Such expenses will be incurred only with the consent of Principal. Agent will be separately reimbursed for these expenses only if the parties have agreed to this method of payment before the expenses are incurred. In addition, Principal will reimburse Agent for all material out-of-pocket expenses incurred by Agent directly as a result of requests of Principal, including (i)

merchandise samples sent to Principal or retained in Agent's office for Principal, and (ii) car service and hotel bills for employees of Principal should such expenses be directly charged to Agent. Principal shall not be required to reimburse Agent for Agent's normal overhead related expenses, such as expenses for telephone, facsimile, duplicating, office supplies and incidental meals.

    2.7.    Agent's Invoice. The Agent shall provide the Principal with a separate invoice for the payment of buying commissions and non-production related expenses incurred on the Principal's behalf, such as inland freight, hauling, lighterage, etc., in addition to manufacturer's or seller's commercial invoices for the cost of merchandise.

    2.8.    Representations. In executing this Agreement, the Agent acknowledges that the Principal has no financial interest in the Agent and the Agent further certifies: that it has no ownership or financial interest in, nor any control of, the manufacturers supplying the merchandise purchased with the assistance of the Agent; that it does not, for its own account, sell raw materials to the manufacturers supplying such merchandise; and that the manufacturers have no ownership or financial interest in, or any control over, the Agent. In the event that any such interest or control is acquired, then the Agent will immediately inform the Principal. Failure to do so will result in the forfeiture of the Agent's commission on merchandise purchased from the related or controlled manufacturers or sellers.

SECTION III.  DISPUTE RESOLUTION

    3.1.    Dispute Resolution. In the event of disputes between Principal and any manufacturer(s) or seller(s) the following mechanism shall be used to settle disputes:

(a)	known carton shortages shall be the responsibility of Principal, provided that proper bills of lading indicating transfer of ownership at the port of exportation are provided;
(b)	concealed shortages or overages less than 50 units shall be the responsibility of Principal. Net shortages and overages shall be accumulated and settled on a seasonal basis through the regular course of business;

(c)	concealed shortages or overages greater than 50 units shall be the responsibility of the specific manufacturer(s) or seller(s) and Agent, and shall be charged or credited back, as necessary, through the regular course of business;

(d)	in the event that merchandise purchased by Agent on behalf of Principal does not conform in quality to the order placed, Agent shall notify Principal immediately and shall assist Principal in settling any controversy which may arise between Principal and any manufacturer or seller in the normal course of business.

SECTION IV.  MISCELLANEOUS

    4.1.    Term. This Agreement shall be effective January 1, 2002 and shall remain in force through December 31, 2007. Unless notice of intent not to extend this Agreement is presented in writing by either the Principal or the Agent on, or before, November 30 of each calendar year, the term of this Agreement shall automatically be extended for one (1) year from the last day of the then existing term. For example, (a) if neither party gives notice of non-extension to the other party by November 30, 2002, then the term of this Agreement will automatically be extended to December 31, 2008, and (b) if neither party gives notice of non-extension to the other party by November 30, 2003, then the term of this Agreement will be automatically extended to December 31, 2009.

    All orders existing or pending at the time of termination will be executed in accordance with the terms and conditions of the original purchase order(s).

    4.2.    Trade Secrets. All confidential information made available to either party by the other party hereto shall be kept confidential as a trade secret by the recipient thereof and its officers, directors, and/or employees, and such information shall not, without the prior written consent of Principal or Agent, as the case may be, be divulged in any manner to any third party except to the extent that the divulgence of such information shall become necessary in any litigation concerning the provisions of this Agreement.

    4.3.    Indemnification. Principal and Agent agree to hold each other and each of their respective directors, officers, employees and agents ("Indemnified Parties") harmless from and against any loss, liability or expense (including reasonable attorneys' fees and expenses) arising out of, or resulting from, any acts performed by them outside of this Agreement which may bind, obligate, or otherwise adversely affect Agent or Principal or any other Indemnified Parties.

    4.4.    Governing Law. This Agreement shall be construed and enforced in accordance with, and be governed by, the laws of the State of New York, U.S.A. Any dispute arising from, or in connection with, this Agreement shall be finally settled by three arbitrators appointed and proceeding in accordance with the Rules of Conciliation and Arbitration of the American Arbitration Association. The arbitration proceeding shall be held in New York and conducted in English.

    4.5.    Waivers. The failure at any time of any party of this Agreement to require performance by another party of any action or responsibility provided for in this Agreement shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any such party of a breach of any provision of this Agreement by another party constitute a waiver of any succeeding breach of the same or any other provision nor constitute a waiver of the action or responsibility itself.

    4.6.    Modifications. No modification to the contents of this Agreement shall be effective unless in writing and executed by both of the parties.

    4.7    Entire Agreement. This Agreement (including the exhibit hereto) sets forth the entire Agreement between Principal and Agent with respect to matters relating to the agency created by this Agreement and there are no understandings, representations, warranties or inducements except as set forth herein. This Agreement may not be amended or cancelled or any of its terms waived except by a written instrument signed by Principal and Agent. The failure of any party at any time to require performance of any of the provisions hereof shall in no manner affect the right of that party to enforce such performance.

    4.8.    Notice. Any notice relating to the contents of this Agreement may be personally served; or it may be sent by facsimile, registered mail or special courier at the following addresses:

For Principal:	NINE WEST GROUP INC., 1129 Westchester Avenue White Plains, New York, USA 10601-3529 Attn: Ira M. Dansky Executive Vice President and General Counsel
For Agent:	BENTLEY HSTE FAR EAST SERVICES, LIMITED P.O. BOX 148 38 Esplanade, St. Helier Jersey, Channel Islands JE 4 8QL

    Any such notice shall be deemed given on the date when it is received by the party to whom it is sent. Either party may change its address for notices by notice in the manner set forth above.

    IN WITNESS WHEREOF, Principal and Agent have caused this Agreement to be signed by their duly authorized officers the day and year first above written.

NINE WEST GROUP INC. PRINCIPAL By: /s/ Ira M. Dansky Executive Vice President
BENTLEY HSTE FAR EAST SERVICES, LIMITED AGENT By: /s/ Brian Frith Director